EXHIBIT 99.1

PRESS RELEASE

Lake Shore Bancorp, Inc. Reports Results for the First Quarter of 2007

Dunkirk, NY – May 10, 2007 –

Lake Shore Bancorp, Inc. ( the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported net income of $298,000 for the quarter ended March 31, 2007 compared to net income of $316,000 for the quarter ended March 31, 2006. Basic and diluted earnings per share for the quarter ended March 31, 2007 were $0.05.

Net interest income remained at $2.3 million for the quarters ended March 31, 2007 and March 31, 2006. Net interest spread and net interest margin were 2.34% and 2.83%, respectively, for the quarter ended March 31, 2007 compared to 2.71% and 2.94% for the quarter ended March 31, 2006. The decrease in net interest margin and net interest spread can be attributed to higher interest rates paid to depositors. The increase was partially offset by higher yields received on our loan portfolio and investment portfolio.

The provision for loan losses was $45,000 in the quarter ended March 31, 2007 versus $0 for the quarter ended March 31, 2006. The increase in the provision for loan losses was deemed necessary based on management’s evaluation of various factors, including trends in loan volume, type and volume of loans, and collection efforts. Management determined that an increase was necessary due to an increase in our commercial loan portfolio. Management will continue to evaluate its allowance for loan losses on a quarterly basis.

Non-interest income increased $79,000, or 20.2%, to $470,000 for the quarter ended March 31, 2007 from $391,000 for the quarter ended March 31, 2006. $57,000 of the increase is due to increased earnings on bank owned life insurance, resulting from the Company’s purchase of an additional $3.8 million of bank owned life insurance in the fourth quarter of 2006 to fund its supplemental employee retirement plans. $22,000 of the increase is attributable to a one-time increase in interchange income on ATM and debit card transactions which occurred as a result of a change in the payment method by our ATM processor from being paid in arrears to being paid on a day-to-day basis.

Non-interest expense increased $68,000 for the quarter ended March 31, 2007 in comparison to the quarter ended March 31, 2006. Salaries and employee benefits increased by $61,000, or 4.9%, due to $101,000 in additional expenses for stock compensation plans that were implemented after being approved by shareholders in October 2006, offset by a decrease in salary expense of $46,000 due to staff reductions which occurred during the second quarter of 2006. Professional service fees increased by $75,000, or 40.8%, due to increased expenses for legal and other services related to being a public company. Advertising expense decreased by $26,000, or 38.2%, due to one-time expenses incurred in the quarter ended March 31, 2006 to promote a new branch opening in Hamburg, New York. Postage and office supplies decreased by $20,000, or 22.7%, due to purchases of office supplies during the three months ending

March 31, 2006, that did not need to be purchased in the first quarter of 2007, as the supplies were either re-ordered during another time period, or additional supplies were not yet needed. Occupancy expenses decreased by $25,000, or 6.7%, due to computer and equipment being disposed of or fully depreciated.

Income taxes decreased by $89,000, or 58.9%, from $151,000 for the three months ending March 31, 2006 to $62,000 for the three months ending March 31, 2007. This was partially attributed to lower income before income taxes during the three month period ended March 31, 2007. The decrease is also attributable to a change in our effective tax rate. Our effective tax rate was reduced due to increased income from our tax-exempt municipal bond portfolio. Our municipal bond portfolio has more than doubled since March 31, 2006. The effective tax rate also dropped due to increased income on bank-owned life insurance that we purchased during the fourth quarter of 2006.

Total assets at March 31, 2007 were $352.0 million, a decrease of $2.2 million from $354.2 million at December 31, 2006. The decrease in total assets is primarily due to a $2.0 million decrease in cash and cash equivalents and an $843,000 decrease in investment securities, partially offset by a $374,000 increase in loans receivable, net. The decrease in cash and cash equivalents is due to a $1.6 million decrease in total deposits and advances from borrowers for taxes and insurance as a result of competitive interest rate environment and payment of county taxes. The remainder of this decrease is attributable to cash utilized to pay-down long-term debt and to originate commercial real estate loans. The decrease in investment securities is attributable to the receipt of paydowns from securities within our investment portfolio. The increase in our loans receivable, net is primarily due to a $1.5 million increase in our commercial real estate and construction loans, offset by an $839,000 decrease in residential mortgage loans and home equity loans, and a $311,000 decrease in other commercial and consumer loans.

Total equity increased by $389,000 from $53.7 million at December 31, 2006 to $54.1 million at March 31, 2007.

“We believe that the high cost of short-term interest rates, especially for certificate of deposit accounts, along with the continued slow-down in mortgage activity, will keep 2007 earnings under pressure”, stated David C. Mancuso, President and Chief Executive Officer. “Since Lake Shore Savings does not participate in the sub-prime lending market, we have strong asset quality in our loan portfolio. We will continue to look for ways to reduce expenses and increase fee income in 2007.”

Lake Shore Bancorp is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating eight full-service branch locations in western New York offering a broad array of retail and commercial lending and deposit services. Traded on the NASDAQ Global Market as LSBK, Lake Shore Bancorp can also be found on the web at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Lake Shore Bancorp, Inc.

Selected Consolidated Financial Information

SELECTED CONSOLIDATED FINANCIAL CONDITION DATA

	March 31, 2007	December 31, 2006

	(Unaudited)
	(Dollars In Thousands)
Total assets	$351,959	$354,237
Cash and cash equivalents	16,718	18,682
Securities available for sale	107,206	108,016
Loans receivable, net	206,051	205,677
Total deposits	248,831	249,637
Short-term borrowings	11,005	10,605
Long-term debt	31,620	32,750
Total Stockholders’ Equity	54,136	53,747

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,
	2007	2006
	(Unaudited)
	(In Thousands)
Total Interest Income	$4,498	$4,269
Total Interest Expense	2,222	1,920

Net Interest Income	2,276	2,349

Provision for Loan Losses	45	—

Net interest income after provision for loan losses	2,231	2,349
Noninterest income	470	391
Noninterest expense	2,341	2,273

Income before income taxes	360	467
Income tax	62	151

Net income	$298	$316

Earnings per share, basic	$0.05	$—

Earnings per share, diluted	$0.05	$—

Dividends per share	$0.03	$—

SELECTED FINANCIAL RATIOS:

	Three Months Ended
	March 31,
	2007	2006
	(Unaudited)
Return on average assets	0.34%	0.37%
Return on average equity	2.20%	4.48%
Average interest-earning assets to average interest-bearing liabilities	117.55%	109.63%
Interest rate spread	2.34%	2.71%
Net interest margin	2.83%	2.94%

Media Contact –

Rachel A. Foley, CFO

Lake Shore Bancorp, Inc.

(716) 366-4070